RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
46 Reid Street, Hamilton Bermuda
www.ramre.com

RAM HOLDINGS LTD. APPOINTS MARK F. MILNER TO BOARD OF DIRECTORS

HAMILTON, Bermuda, December 7, 2006 (BUSINESS WIRE) — RAM Holdings Ltd. (Nasdaq:RAMR) announced today that its Board of Directors, on recommendation of the Nominating and Corporate Governance Committee, appointed Mark F. Milner, Senior Vice President, Chief Risk Officer, PMI Mortgage Insurance Co., to fill a vacancy on the Board of Directors. The PMI Group, Inc. owns about 24% of the RAM Holdings Common Shares and Victor J. Bacigalupi, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of The PMI Group, Inc., is also a member of the Board of Directors of RAM Holdings.

Welcoming Mr. Milner to the Board, Mr. Vernon M. Endo, Chief Executive Officer and President of the Company said, “We are delighted to have Mark join our Board. His broad risk management expertise in both the mortgage and banking areas will contribute significantly to our Board discussions.”

In his position as Senior Vice President, Chief Risk Officer, PMI Mortgage Insurance Co., Mr. Milner is responsible for risk management for the U.S. Mortgage Insurance business of The PMI Group, Inc. This includes the Credit Risk Management, Portfolio Management, Pricing, Actuarial, and Mortgage Analytics functions. Prior to joining PMI in July 2003, Mark spent three years as Executive Vice President, Asset Management and Chief Risk Manager at General Electric Rail Services, a freight railcar and intermodal equipment leasing company. Prior to his tenure at GE Rail he worked for 14 years at Bank of America and Banc of America Securities in various corporate banking, credit and risk management roles. Most recently he served as Managing Director and Risk Manager for the Global Asset Backed Securitization Group. Mark holds a bachelor’s degree in Economics and History from Stanford University and an MBA from The Anderson School of Management at UCLA.

About RAM

RAM Holdings Ltd. is a Bermuda-based holding company. Its operating subsidiary RAM Reinsurance Company Ltd. provides financial guaranty reinsurance for U.S. and international public finance and structured finance transactions. More information can be found at www.ramre.com.

About The PMI Group, Inc.

The PMI Group, Inc. (NYSE: PMI), headquartered in Walnut Creek, CA, provides innovative credit, capital, and risk transfer solutions that expand homeownership and fund essential services for our customers and the communities they serve around the world. Through its wholly and partially owned subsidiaries, PMI offers residential mortgage insurance and credit enhancement products, financial guaranty insurance, and financial guaranty reinsurance. PMI has operations in Asia, Australia and New Zealand, Europe, and the United States. For more information: www.pmigroup.com.

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Contact Information:

RAM Holdings Ltd., Hamilton
Vernon M. Endo, 441-298-2105
vendo@ramre.bm
or
Victoria Guest, 441-298-2116
vguest@ramre.bm